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                    December 14, 2020

       William Harvey
       Chief Financial Officer
       Kirby Corporation
       55 Waugh Drive, Suite 1000
       Houston, TX 77007

                                                        Re: Kirby Corporation
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 24,
2020
                                                            File No. 001-07615

       Dear Mr. Harvey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation